Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

FALCONSTOR SOFTWARE, INC.

_______________

(Pursuant to Section 151 of the Delaware General Corporation Law)

_______________

FalconStor Software, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and in accordance with Section 141 of the Delaware General Corporation Law, the following resolution was adopted by the Board at a meeting of the Board duly held on September 16, 2013, which resolution remains in full force and effect on the date hereof:

RESOLVED, that the Board of Directors of the Corporation, pursuant to authority expressly vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issuance of a series of preferred stock designated as the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Restated Certificate of Incorporation of the Corporation, as amended, which are applicable to the Corporation’s preferred stock of all classes and series) as follows:

1.            Designation, Amount and Par Value.  Pursuant to this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation (this “Certificate of Designations”), there is hereby designated a series of the Corporation’s authorized preferred stock having a par value of $0.001 per share (the “Preferred Stock”), which series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares so designated shall be 900,000.  Each share of Series A Preferred Stock shall have a par value of $0.001 per share.  The “Stated Value” for each share of Series A Preferred Stock shall initially equal $10.00.

2.            Definitions.  In addition to the terms defined elsewhere in this Certificate of Designations, the following terms have the meanings indicated.  Capitalized terms used but not defined in this Certificate of Designations shall have the respective meanings given to them in the Purchase Agreement (as defined below):

“Amended Provision” has the meaning set forth in Section 15.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary suffers any appointment of any custodian or the like for it or any material part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states in writing that it is unable to pay or is unable to pay, any Indebtedness in an amount exceeding $1,000,000 generally as any such Indebtedness becomes due, which is not cured within the greater of (x) the time permitted by the agreements governing such Indebtedness, or (y) 30 days, other than pursuant to a good faith dispute relating to such Indebtedness; or (g) the Corporation or any Significant Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Board” has the meaning set forth in the preamble to this Certificate of Designations.

“Breach Event” has the meaning set forth in Section 10(a).

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” has the meaning set forth in Section 7(d)(vii).

“Buy-In Price” has the meaning set forth in Section 7(d)(vii).

“Cash Flow” means, for any calendar quarter of the Corporation, the sum of (i) the difference between (A) cash flow from the operation of the business of the Corporation and the Subsidiaries for such calendar quarter, and (B) permitted capital expenditures of the Corporation and the Subsidiaries pursuant to the Restructuring Plan for such calendar quarter, plus (ii) any proceeds from any sale of assets or other Fundamental Transaction (which such sale of assets or Fundamental Transaction shall only be consummated to the extent permitted by, and in accordance with, the Transaction Documents).

“Certificate of Designation” has the meaning set forth in Section 1.

“Certificate of Incorporation” has the meaning set forth in the preamble to this Certificate of Designations.

“Closing Bid Price” means the last closing bid price for the Common Stock on the Principal Market (or, if the Common Stock is not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded), as reported by Bloomberg, L.P., or, if the Principal Market (or, if the Common Stock is not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded) begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price of the Common Stock prior to 4:00 p.m., New York Time, as reported by Bloomberg, L.P., or if the foregoing do not apply, the average of the bid prices of any market makers for the Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

“Common Stock” means the common stock of the Corporation, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified.

“Continuing Director” means (i) any individual who is a member of the Board on the Closing Date and (ii) any individual who is appointed to the Board or nominated for election to the Board by other Continuing Directors or the Majority Holders pursuant to Section 9.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date.

“Conversion Dividends” has the meaning set forth in Section 7(d)(i).

“Conversion Price” has the meaning set forth in Section 7(c).

“Corporation” has the meaning set forth in the preamble to this Certificate of Designations.

“Daily Trading Volume” means on any given date of determination the total volume of Common Stock traded on the Principal Market or an Eligible Market, as applicable, for the Trading Day immediately preceding such date of determination, as reported by Bloomberg, L.P.

“Dividend Conversion Price” means the lesser of (i) the arithmetic average of the VWAP of the Common Stock for the 20 Trading Days immediately prior to the applicable Dividend Payment Date and (ii) the Closing Bid Price for the Common Stock for the Trading Day immediately prior to the applicable Dividend Payment Date.

“Dividend Notice” has the meaning set forth in Section 3(b).

“Dividend Payment Date” has the meaning set forth in Section 3(a).

“Dividend Shares” has the meaning set forth in Section 3(j).

“DTC” has the meaning set forth in Section 3(g).

“Eligible Market” means any of the following: the Principal Market, the New York Stock Exchange, the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Capital Market or the OTC Bulletin Board.

“Equity Conditions” means each of the following conditions (except that clauses (viii), (ix) and (x) shall only apply to a Mandatory Conversion): (i) on each day during the applicable Equity Conditions Measuring Period, all shares of Common Stock then issued and issuable immediately upon conclusion of that Equity Conditions Measuring Period as Dividend Shares and upon conversion of the shares of Series A Preferred Stock shall be eligible for sale pursuant to a then effective and non-suspended Registration Statement or pursuant to Rule 144 without any restriction or limitation and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the applicable Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market resulting in the Common Stock not being traded on any Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Corporation); (iii) any applicable shares of Common Stock issuable or to be issued in connection with the event requiring determination may be issued in full without violating any provision of this Certificate of Designations (including Sections 3(c), 3(e) and Section 7(l) of this Certificate of Designations) and the rules or regulations of the Principal Market or any other applicable Eligible Market and are, or upon issuance will be, duly authorized and listed and eligible for trading on an Eligible Market; provided, further, prior to receipt of Stockholder Approval, the maximum number of shares of Common Stock issued in respect of Series A Preferred Dividends and Conversion Dividends shall not exceed, in the aggregate, the Maximum Dividend Share Amount; (iv) during the applicable Equity Conditions Measuring Period, there shall not have occurred either (a) the public announcement of a Fundamental Transaction which has not been abandoned, terminated or consummated or (b) a Triggering Event (but, for this purpose, excluding any time periods set forth in such definition) which is not cured prior to the end of the applicable Equity Conditions Measuring Period or waived by such Holder; (v) during the applicable Equity Conditions Measuring Period, no Breach Event nor any event or circumstance that with the passage of time and without being cured would constitute a Breach Event has occurred and not been cured or waived in writing by the Majority Holders; (vi) the Corporation is not in material default or has not materially breached any material obligation under any Transaction Document which has not been cured by the Corporation or waived in writing by such Holder prior to the end of the Equity Conditions Measuring Period; (vii) if the Holder or its Affiliates is a reporting person under Section 16(a) of the Exchange Act, the receipt of the applicable shares of Common Stock (or other securities) by such Holder shall be deemed an exempt purchase pursuant to Section 16(b) of the Exchange Act; (viii) the aggregate number of shares of Common Stock issuable by the Corporation to all Holders upon any Mandatory Conversion shall not exceed 25% of the Daily Trading Volume for the twenty (20) consecutive Trading Days immediately preceding the Mandatory Conversion Date (as defined herein) (the “Volume Limit”); provided, however, that the Corporation may require conversion of shares of Series A Preferred Stock into shares of Common Stock in excess of the Volume Limit if the Corporation identifies a bona fide sale, and such sale is in fact consummated, to one or more Persons in block trades or private transactions of all the shares of Common Stock to be issued by the Corporation to all Holders upon the event requiring the satisfaction of the Equity Conditions at a price per share reasonably acceptable to the applicable Holders, but which price shall not be less than the arithmetic average of the VWAP of the Common Stock for the five consecutive (5) Trading Days immediately preceding such sale; (ix) the Corporation has confirmed to the Holder that the Holder is not, and will not be, in possession of what is, or of what the Corporation believes could be deemed, material, non-public information on any Trading Day during the period commencing on the applicable Mandatory Conversion Notice Date and ending on the date that is ten (10) Trading Days immediately following the applicable Mandatory Conversion Date; provided, however, that if there exists any such material, nonpublic information prior to such period, it shall have been disclosed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K no later than the Trading Day immediately preceding the applicable Mandatory Conversion Notice Date; and (x) the Corporation has confirmed to the Holder that the Holder is not, and will not be, be restricted from trading shares of Common Stock due to a black-out period restricting the Corporation’s officers and directors from trading on any Trading Day during the period commencing on the applicable Mandatory Conversion Notice Date, as applicable, and ending on the date that is ten (10) Trading Days immediately following the applicable Mandatory Conversion Date.

“Equity Conditions Failure” means that on any day during the Equity Conditions Measuring Period, as applicable, the Equity Conditions have not been satisfied (or waived in writing by the Majority Holders).

“Equity Conditions Measuring Period” means the period beginning ten (10) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Failure” means the failure of the Corporation to file the initial Registration Statement required to be filed pursuant to Section 6.1 of the Purchase Agreement by the ninetieth (90th) day following the Closing Date.

“Fractional Cash Payment” has the meaning set forth in Section 7(i).

“Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into another Subject Entity where the holders of a majority of the Corporation’s outstanding Common Stock immediately prior to the consolidation or merger do not continue to own at least 50.1% of the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any Significant Subsidiary to one or more Subject Entities, or (iii) make, or be subject to or have the Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50.1% of the outstanding shares of Common Stock, or (y) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50.1% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50.1% of the outstanding shares of Common Stock, or (y) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50.1% of the outstanding shares of Common Stock, provided, that this clause (iv) shall not apply to any transaction consummated solely for the purposes of raising capital in accordance with the terms of the Transaction Documents and as a result of which the Subject Entities do not become the owner of Common Stock in the amounts set forth in (x) or (y) above, or (v) reorganize, recapitalize or reclassify its Common Shares or effect a compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (vi) the execution by the Corporation of a definitive agreement directly or indirectly providing for any of the foregoing events, (B) any Subject Entity individually or the Subject Entities in the aggregate is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50.1% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, or (y) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Corporation to surrender their shares of Common Stock without approval of the stockholders of the Corporation, (C) Continuing Directors cease to constitute more than a majority of the members of the Board, other than pursuant to Section 10(b)(ii) of this Certificate of Designations or (D) the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to the extent necessary to correct this definition or any portion hereof which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” means any holder of Series A Preferred Stock.

“Indebtedness” of any Person means (i) all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by guarantee of such indebtedness, agreement to purchase indebtedness of, or to supply funds to or invest in, others), (ii) any direct or contingent obligations of such Person arising under any letter of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds and similar instruments, (iii) all Indebtedness secured by any Lien existing on property or assets owned by such Person and (iv) any shares of capital stock or other securities having a redemption or repayment feature; provided that the Series A Preferred Stock, and any obligations due in respect thereof in accordance with this Certificate of Designations, as in effect on the date hereof, shall not be deemed to be Indebtedness pursuant to this definition.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than the Series A Preferred Stock.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Majority Holders” means, as of any date of determination, the holders of a majority of the then outstanding shares of Series A Preferred Stock.

“Mandatory Conversion” has the meaning set forth in Section 7(b)(i).

“Mandatory Conversion Allocation Percentage” has the meaning set forth in Section 7(b)(ii).

“Mandatory Conversion Certification” has the meaning set forth in Section 7(b)(i).

“Mandatory Conversion Commencement Date” means the first (1st) anniversary of the Closing Date, subject to extension for a number of days equal to, (i) in the event of a Filing Failure, the number of days from the Filing Date through and until the actual date of filing of the initial Registration Statement required to be filed pursuant to Section 6.1 of the Purchase Agreement and (ii) in the event of a Required Effectiveness Failure, the number of days from the Required Effectiveness Date through and until the date such initial Registration Statement required to be filed pursuant to Section 6.1 of the Purchase Agreement is declared effective by the Commission.

 “Mandatory Conversion Conditions Failure” has the meaning set forth in Section 7(b)(i).

“Mandatory Conversion Date” has the meaning set forth in Section 7(b)(i).

 “Mandatory Conversion Measuring Period” has the meaning set forth in Section 7(b)(i).

“Mandatory Conversion Notice” has the meaning set forth in Section 7(b)(i).

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, or condition (financial or otherwise) of the Corporation and its Subsidiaries, taken as a whole, or on the transactions contemplated by the Transaction Documents, or on the authority or ability of the Corporation to perform its obligations under the Transaction Documents; provided, however, that any effect(s) to the extent arising out of or resulting from any of the following will not be taken into account (provided, that, with respect to clauses (i), (ii), (iii) and (iv), any effect does not disproportionately adversely affect the Corporation or its Subsidiaries compared to other companies of similar size operating in the industry in which the Corporation and its Subsidiaries operate): (i) general economic conditions; (ii) conditions in the securities markets, financial markets or currency markets; (iii) political conditions or acts of war, sabotage or terrorism; (iv) acts of God, natural disasters, weather conditions or other calamities; (v) the announcement of the transactions contemplated by the Transaction Documents; (vi) the taking of any action required pursuant to the terms of the Transaction Documents (provided, that, the foregoing does not preclude a determination that any change, effect, circumstance or development giving rise to the taking of such action has resulted in, or contributed to, a Material Adverse Effect); and (vii) changes in the Common Stock price or the trading volume of the Common Stock (provided, that, the foregoing does not preclude a determination that any change, effect, circumstance or development underlying such change in the Common Stock price or the trading volume of the Common Stock has resulted in, or contributed to, a Material Adverse Effect).

“Maximum Dividend Share Amount” means the difference between the Pre-Stockholder Approval Common Stock Issuance Amount and the maximum number of shares of Common Stock issuable upon conversion of all of the Series A Preferred Stock (without giving effect to any limitations or restrictions on conversion contained in this Certificate of Designations).

“Maximum Permitted Rate” has the meaning set forth in Section 6(c).

“Original Issue Date” means the date of the first issuance of a share of the Series A Preferred Stock, regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series A Preferred Stock.

“Optional Conversion Date” has the meaning set forth in Section 7(a).

“Optional Conversion Notice” has the meaning set forth in Section 7(a).

“Optional Redemption Date” has the meaning set forth in Section 8(a).

“Optional Redemption Notice” has the meaning set forth in Section 8(a).

“Optional Redemption Price” has the meaning set forth in Section 8(a).

 “Permitted Transaction” means a transaction where all the outstanding shares of Common Stock are purchased or exchanged by an unaffiliated third party whether through a merger, consolidation sale of stock or sale of assets and in which the consideration paid to all holders of outstanding shares of Common Stock for such purchase or exchange consists solely of cash and the cash proceeds of such Permitted Transaction are used to redeem the Series A Preferred Stock in full upon the consummation of such Permitted Transaction at a per share redemption price (“Per Share Permitted Transaction Redemption Price”) equal to the greater of (y) 250% of the Stated Value and (z)  the price such Holder would receive in respect of such share of Series A Preferred Stock if such share of Series A Preferred Stock was converted into such number of shares of Common Stock in accordance with this Certificate of Designations (but without giving effect to any limitations on conversion contained herein) immediately prior to the consummation of such Permitted Transaction.

“Per Share Permitted Transaction Redemption Price” has the meaning set forth in the defined term “Permitted Transaction.”

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Corporation, joint stock Corporation, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” has the meaning set forth in Section 1.

“Pre-Stockholder Approval Maximum Common Stock Issuance Amount” has the meaning set forth in Section 3(e).

“Principal Market” means The NASDAQ Global Market.

“Pro Rata Mandatory Conversion Amount” has the meaning set forth in Section 7(b)(ii).

“Pro Rata Portion” means, with respect to a Holder, the number of shares of Series A Preferred Stock held by such Holder divided by the number of shares of Series A Preferred Stock held by all of the Holders.

“Purchase Agreement” means the Preferred Stock Purchase Agreement, dated on or about the date hereof, among the Corporation and the purchasers of the Series A Preferred Stock, as amended from time to time.

“QPI Payment Default” has the meaning set forth in Section 3(b).

“Qualified Permitted Indebtedness” means Indebtedness incurred after the Original Issue Date consisting solely of nonconvertible Indebtedness from a standard commercial lender in an amount not to exceed, at any time, eighty percent (80%) of the Corporation’s accounts receivable.

“Required Effectiveness Failure” means the failure of the initial Registration Statement required to be filed pursuant to Section 6.1 of the Purchase Agreement to be declared effective by the Required Effectiveness Date.

“Secondary Mandatory Conversion Condition” has the meaning set forth in Section 7(b)(i).

 “Securities Act” means the Securities Act of 1933, as amended.

“Series A Directors” has the meaning set forth in Section 9.

“Series A Preferred Dividends” has the meaning set forth in Section 3(a).

“Series A Preferred Dividend Rate” has the meaning set forth in Section 3(a).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series A Preferred Stock Liquidation Preference” has the meaning set forth in Section 6(a).

“Series A Preferred Stock Register” has the meaning set forth in Section 4.

“Significant Subsidiary” means (x) any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, and (y) as of the Original Issue Date, FalconStor, Inc.

“Stated Value” has the meaning set forth in Section 1.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Subsidiary” means (x) at any time, any Person (other than a natural person or Governmental Authority) which the Corporation (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than a majority of the capital stock or equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person, and (y) as of the Original Issue Date, FalconStor, Inc., FalconStor AC, Inc. and FalconStor Software (Korea), Inc.

“Threshold Percentage” has the meaning set forth in Section 7(l)(i).

“Trading Day” means any day on which the Common Stock is traded on the Principal Market (or, if not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded); provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Principal Market (or, if not traded on the Principal Market, in any applicable Eligible Market) for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Principal Market (or, if not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded) (or if the Principal Market (or, if not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded) does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

“Transaction Documents” means this Certificate of Designations, the Purchase Agreement, and any other documents, certificates or agreements executed or delivered in connection with the transactions contemplated by the Purchase Agreement.

“Triggering Event” means any of the following events: (a) the Common Stock is not listed or quoted, or is suspended from trading, on the Principal Market (or, if not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded) for a period of forty-five (45) or more consecutive Trading Days or for more than an aggregate of sixty (60) Trading Days in any in any 12-month period; (b) the Corporation fails for any reason to deliver a certificate evidencing any shares of Common Stock to a Purchaser after delivery of such certificate is required pursuant to this Certificate of Designations (including upon conversion of any Series A Preferred Stock by a Holder pursuant to this Certificate of Designations), which failure is not cured within ten (10) Business Days, or the right of any Holder to convert the shares of Series A Preferred Stock held by such Holder into Common Stock is suspended for any reason; (c) the Corporation fails to have full authority, including under all laws, rules and regulations of the Principal Market (or, if not traded on the Principal Market, of the Eligible Market on which the Common Stock is then traded), to issue Underlying Shares, subject to any limitation on issuance of Underlying Shares set forth in Section 3(c) and Section 3(e); (d) at any time after the Closing Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; or (e) the Closing Bid Price is less than $0.10 (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Common Stock) for forty-five (45) or more consecutive Trading Days or for more than an aggregate of sixty (60) Trading Days in any in any 12-month period.

“Underlying Shares” means the shares of Common Stock issued or issuable (i) upon conversion of the Series A Preferred Stock pursuant to this Certificate of Designations, or (ii) in satisfaction of any other obligation or right of the Corporation to issue shares of Common Stock pursuant to this Certificate of Designations, and in each case, any securities issued or issuable in exchange for or in respect of such securities.

“Voting Period” has the meaning set forth in Section 10(b)(ii).

“VWAP” means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Common Stock on such date or for such period on the Principal Market (or, if not traded on the Principal Market, on the Eligible Market on which the Common Stock is then traded) as reported by Bloomberg L.P., through its “Volume at Price” functions, or, if the foregoing does not apply, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.); provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events, as applicable.

3.            Dividends.

(a)            Each Holder, in preference and priority to the holders of all Junior Securities, shall be entitled to receive, with respect to each share of Series A Preferred Stock then outstanding and held by such Holder, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends at the rate (as a percentage of the Stated Value per share) of (the “Series A Preferred Dividend Rate”) the lesser of (x) the prime corporate rate announced from time to time at the end of each calendar month by the Wall Street Journal plus five percent (5%) and (y) ten percent (10%), per annum (the “Series A Preferred Dividends”), accruing on a daily basis and compounding monthly, and payable by the Corporation quarterly, in arrears, with payments commencing on December 31, 2013 and thereafter on each March 31, June 30, September 30 and December 31, except if such day is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”).  Dividends on the shares of Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date of the applicable shares of Series A Preferred Stock until the date when such shares are no longer outstanding, and shall be deemed to accrue with respect to such shares from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b)            Subject to the conditions and limitations set forth herein and subject to any limitations under the terms of the Corporation’s Qualified Permitted Indebtedness to pay Series A Preferred Dividends in cash solely during the occurrence and continuance of a payment default under the Corporation’s Qualified Permitted Indebtedness (a “QPI Payment Default”), the Corporation shall pay the Series A Preferred Dividends at each Dividend Payment Date to any Holder in cash by wire transfer of immediately available funds; provided, however, if the Corporation would not have at least $1,000,000 in positive Cash Flow for any calendar quarter after giving effect to the payment of 100% of the Series A Preferred Dividends payable for such calendar quarter in cash, the Corporation shall pay such amount of the Series A Preferred Dividends at the Dividend Payment Date for such calendar quarter in a combination of cash, to the extent of its available positive Cash Flow in excess of $1,000,000 (and, if the Corporation so elects, such additional amount in cash up to the amount of the Corporation’s positive Cash Flow) and to the extent not restricted as a result of an existing QPI Payment Default, and the remainder of the Series A Preferred Dividends shall either be, at the election of the Corporation, (i) accrued or (ii) paid in Common Stock to the extent, and only to the extent, the Equity Conditions are satisfied and such payment in Common Stock to any such Holder would not violate any of the limitations set forth in this Certificate of Designations (including Section 3(c), Section 3(d), Section 3(e) and Section 7(l)).  In the event that the Corporation elects to accrue any Series A Preferred Dividends pursuant to the immediately preceding sentence, the Corporation shall: (i) notify the Holders in writing of its election to accrue such Series A Preferred Dividends, which accrued Series A Preferred Dividends shall continue to accrue Series A Preferred Dividends thereon at the Series A Preferred Dividend Rate, on a daily basis and compounding monthly, until paid in full; and (ii) pay such amount of accrued Series A Preferred Dividends and Series A Preferred Dividends accrued thereon in cash on the next Dividend Payment Date that the Corporation has at least $1,000,000 of positive Cash Flow for any calendar quarter after giving effect to the payment of 100% of the Series A Preferred Dividends then payable, and then to the extent of its available positive Cash Flow in excess of $1,000,000 (or, at the Corporation’s election, such greater amount of Series A Preferred Dividends in cash up to the amount of the Corporation’s positive Cash Flow) and to the extent not restricted as a result of an existing QPI Payment Default; provided, however, if, at any time following the one year anniversary of the Original Issue Date, any accrued Series A Preferred Dividends and any Series A Preferred Dividends accrued thereon are not paid in cash on the next Dividend Payment Date following the Corporation’s election to accrue such Series A Preferred Dividends (or, in the case of the Corporation’s election to accrue any Series A Preferred Dividends prior to the one year anniversary of the Original Issue Date, on the next Dividend Payment Date following the one year anniversary of the Original Issue Date), the Holder shall have the right to convert such accrued but unpaid Series A Preferred Dividends and any unpaid Series A Preferred Dividends accrued thereon into Common Stock within five (5) Trading Days following such Dividend Payment Date or any future Dividend Payment Date that such accrued Series A Preferred Dividends and any Series A Preferred Dividends accrued thereon remain outstanding at the Dividend Conversion Price applicable to such Dividend Payment Date (subject to any such conversion not violating Section 3(c), Section 3(e) and Section 7(l) of this Certificate of Designations).  For purposes of determining the dividends payable to each Holder on each Dividend Payment Date, the Corporation shall aggregate all shares of Series A Preferred Stock held by such Holder.  In no event shall the Corporation be required to issue or cause to be issued fractional shares of Common Stock to any Holder in payment for dividends.

(c)            Notwithstanding the foregoing, the Corporation shall not, without the prior approval of its stockholders as required pursuant to the rules and regulations of the Principal Market, issue shares of Common Stock under the Transaction Documents (whether upon conversion of the Series A Preferred Stock pursuant to Section 7, payment of Series A Preferred Dividends pursuant to Section 3(a), or payment of the Conversion Dividends pursuant to Section 7) to any Holder that, together with such Holder’s Affiliates and any other persons acting as a group together with such Holder and any of such Holder’s Affiliates, (i) immediately prior to the applicable Dividend Payment Date, Optional Conversion Date or Mandatory Conversion Date, as applicable, does not beneficially own more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market), if as a result of such issuance of Common Stock, such Holder (together with such Holder’s Affiliates and any other persons acting as a group together with such Holder’s and any of such Holder’s Affiliates) would beneficially own more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Common Stock, or (ii) immediately prior to the applicable Dividend Payment Date, Optional Conversion Date or Mandatory Conversion Date, as applicable, beneficially owns more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market), if such Holder (together with such Holder’s Affiliates and any other persons acting as a group together with such Holder and any of such Holder’s Affiliates) is not the largest beneficial owner of the Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately prior to the applicable Dividend Payment Date, Optional Conversion Date or Mandatory Conversion Date, as applicable, but, as a result of such issuance of Common Stock to such Holder, such Holder (together with such Holder’s Affiliates and any other persons acting as a group together with such Holder’s and any of such Holder’s Affiliates) would (X) become the largest beneficial owner of the Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Common Stock or (Y) become the beneficial owner of a number of shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Common Stock which, had such Common Stock been received by such Holder as of the date such Holder entered into its binding commitment to purchase the Series A Preferred Stock, would have caused such Holder to become the largest beneficial owner of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) as of such earlier date.  Immediately following the date (if ever) that the Corporation obtains the requisite stockholder approval required pursuant to the rules and regulations of the Principal Market, the restrictions in this Section 3(c) shall terminate and be of no further force or effect.

(d)            Notwithstanding the foregoing, the Corporation may not pay dividends, including Conversion Dividends, by issuing Common Stock to any Holder unless, at such time, the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance.

(e)            Notwithstanding the foregoing, without the prior approval of its stockholders as required pursuant to the rules and regulations of the Principal Market, the aggregate number of shares of Common Stock actually issued by the Corporation under the Transaction Documents (whether upon conversion of the Series A Preferred Stock pursuant to Section 7, payment of Series A Preferred Dividends pursuant to Section 3(a) or payment of the Conversion Dividends pursuant to Section 7) shall not exceed 19.99% of the Common Stock outstanding as of the Original Issue Date (the “Pre-Stockholder Approval Maximum Common Stock Issuance Amount”), for purposes of NASDAQ Listing Rule 5635(d), at a price, determined in accordance with the rules and regulations of the Principal Market, that is less than the greater of book or market value.  Immediately following the date (if ever) that the Corporation obtains the requisite stockholder approval required pursuant to the rules and regulations of the Principal Market, the restrictions in this Section 3(e) shall terminate and be of no further force or effect.  For the avoidance of doubt, prior to receipt of Stockholder Approval, the Holders have the right to convert Series A Preferred Stock into Common Stock in accordance with this Certificate of Designations so long as the number of shares of Common Stock issued to the Holders upon conversion thereof does not, when taken together with any prior conversions of Series A Preferred Stock into Common Stock by the Holders and any prior issuances of Common Stock to the Holders in respect of Series A Preferred Dividends and Conversion Dividends, exceed the Pre-Stockholder Approval Maximum Common Stock Issuance Amount.

(f)            With respect to dividends other than Conversion Dividends, in the event that the Corporation elects to pay dividends in shares of Common Stock, and is permitted to do so pursuant to Sections 3(c), (d), (e) and (j) and Section 7(l), the number of shares of Common Stock to be issued to each applicable Holder as such dividend shall be (i) determined by dividing the total dividend then being paid to such Holder in shares of Common Stock by the Dividend Conversion Price, and rounding down to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(g) below.

(g)            In the event that any dividends, including Conversion Dividends, are paid in Common Stock the Corporation shall, on or before the third (3rd) Trading Day following the applicable Dividend Payment Date, (i) credit the number of shares of Common Stock to which such Holder shall be entitled based on the dividend being paid in Common Stock to such Holder’s or its designee’s balance account with The Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission System, or (ii) in the event that clause (i) is not applicable, issue and deliver to each applicable Holder a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled.  Notwithstanding the foregoing, the Corporation shall, upon request of the Holder, use its reasonable best efforts to deliver the shares of Common Stock electronically through the DTC.

(h)            The Corporation shall not be required to issue or cause to be issued fractional shares of Common Stock in payment of dividends on the Series A Preferred Stock.  If any fraction of a Common Stock would, except for the provisions of this Section 3(h), be issuable upon the issuance of shares of Common Stock in payment of dividends on the Series A Preferred Stock, the number of shares of Common Stock to be issued will be rounded down to the nearest whole share, and the Corporation shall, in lieu of issuing any fractional share, pay an amount of cash equal to the product of such fraction multiplied by the Dividend Conversion Price on the date of payment.

(i)            Notwithstanding the other provisions of this Certificate of Designations, the Corporation shall not have the right to pay any dividends hereunder in Common Stock (“Dividend Shares”) unless at the time of issuance of such Dividend Shares there has been no Equity Conditions Failure.

(j)            So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock or any other capital stock of the Corporation, until all accrued and unpaid dividends as set forth in Section 3(a) above on the Series A Preferred Stock shall have been paid.

(k)            Except (A) with respect to cash payments for fractional shares of Common Stock otherwise issuable in respect of any dividend payment or (B) with respect to any limitations set forth in this Certificate of Designations (including those set forth in Section 3(c) and Section 7(l)) on paying dividends to a Holder in Common Stock, dividends payable to each Holder shall be paid in the same form as the dividends paid to any other Holder or in the same proportion of Common Stock, cash or Series A Preferred Stock among all the Holders.

4.            Registration of Issuance and Ownership of Series A Preferred Stock.  The Corporation shall register the issuance and ownership of shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the record Holders thereof from time to time.  The Corporation may deem and treat the registered Holder as the absolute owner thereof for the purpose of any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5.            Registration of Transfers.  The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6.            Liquidation.

(a)            Upon the occurrence of any Liquidation Event, the Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the sum of (i) one hundred percent (100%) of the Stated Value per share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus (ii) 100% of all declared but unpaid dividends, and all accrued but unpaid dividends on each such share of Series A Preferred Stock (including, for the avoidance of doubt, any Series A Preferred Dividends applicable to such share of Series A Preferred Stock that the Corporation has elected to accrue pursuant to Section 3(b) and any Series A Preferred Dividends that have accrued thereon), in each case as of the date of such Liquidation Event (clauses (i) and (ii) together, the “Series A Preferred Stock Liquidation Preference”).

(b)            If, upon the occurrence of a Liquidation Event, the assets and funds distributed among the Holders shall be insufficient to permit the payment to such Holders of the full Series A Preferred Stock Liquidation Preference, then (x) the Corporation shall take any action necessary or appropriate, to the extent permissible under applicable law and reasonably within its control, to remove promptly any impediments to its ability to pay the total Series A Preferred Stock Liquidation Preference, including to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation to create sufficient surplus to make such payment, and (y) the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the aggregate Series A Preferred Stock Liquidation Preference that would otherwise be payable to each of such Holders with respect to the Series A Preferred Stock.

(c)            In the event that the Series A Preferred Stock Liquidation Preference is not paid with respect to any shares of Series A Preferred Stock as required to be paid pursuant to this Section 6, (i) such shares shall continue to be entitled to dividends thereon as provided in Section 3, and (ii) such event shall constitute a Breach Event.  In the event that the Series A Preferred Stock Liquidation Preference is not paid with respect to any shares of Series A Preferred Stock as required to be paid pursuant to this Section 6, all such shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series A Preferred Stock Liquidation Preference and any dividends accruing after the date payment thereof is due pursuant to this Section 6 with respect to such shares, at an aggregate rate per annum equal to the prime corporate rate announced from time to time at the end of each calendar month by the Wall Street Journal plus ten percent (10%) (increased by one percent (1%) at the end of each six (6) month period thereafter up to a maximum of 19%, until the Series A Preferred Stock Liquidation Preference, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded monthly; provided that in no event shall such interest exceed the maximum permitted rate of interest under applicable law; and provided further that the Corporation shall make all filings necessary to raise such rate to the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”).  In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the date payment of the Series A Preferred Stock Liquidation Preference is due pursuant to this Section 6 to the extent permitted by law.

(d)            To the extent not prohibited by applicable law, upon the occurrence of a Liquidation Event, including any Fundamental Transaction treated as a Liquidation Event pursuant to Section 6(e), following completion of the distributions required by Section 6(a) (including without limitation the payment in full of the Series A Preferred Stock Liquidation Preference), if assets or surplus funds remain in the Corporation, no further payments shall be due with respect to the Series A Preferred Stock and the holders of the Common Stock and other Junior Securities shall share in all remaining assets of the Corporation.

(e)            The Corporation shall provide written notice of any Liquidation Event or Fundamental Transaction to each record Holder, if practicable, not less than 30 days prior to the payment date or effective date thereof, or, if not practicable to provide prior notice, promptly upon the occurrence thereof.  Unless the Majority Holders vote not to treat any Fundamental Transaction as a Liquidation Event and thereafter notify the Corporation of such vote, which notice must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five (5) Trading Days after such Holder receives notice of such Fundamental Transaction from the Corporation), such Fundamental Transaction will be treated as a Liquidation Event with respect to all Holders for the purposes of this Section 6.  Notwithstanding the foregoing, in the event that the Corporation enters into a Fundamental Transaction with Hale Capital or an Affiliate of Hale Capital, such that Hale Capital and/or its Affiliates will collectively own at least 50.1% of the Corporation’s Common Stock following the consummation of such Fundamental Transaction, then Hale Capital shall agree, with respect to its shares of Series A Preferred Stock, not to treat such Fundamental Transaction as a Liquidation Event and any distribution payable to Hale Capital in connection with such Fundamental Transaction shall be credited against, and reduce, the amount of the purchase price payable by Hale Capital to the Corporation or its stockholders in connection with such Fundamental Transaction.

(f)            In the event that, immediately prior to the closing of a Liquidation Event, the cash distributions required by Section 6(a) have not been made, the Corporation shall forthwith either: (i) make payment of such distributions upon or immediately following the closing of such Liquidation Event; (ii) cause such closing to be postponed until such time as such cash distributions have been made; or (iii) cancel such transaction, in which event the rights, preferences and privileges of the Holders shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under Section 6(e).

(g)            Notwithstanding anything herein, the Corporation shall not, directly or indirectly, without the prior affirmative vote or prior written consent of the Majority Holders (so long as at least fifteen percent (15%) of the Series A Preferred Stock purchased under the Purchase Agreement remains outstanding), consummate or be subject to the occurrence of a Fundamental Transaction or a Liquidation Event; provided, however, that the Corporation may consummate a Permitted Transaction so long as all of the shares of Series A Preferred Stock are redeemed by the Corporation upon consummation of such Permitted Transaction at a per share price equal to the Per Share Permitted Transaction Redemption Price, payable solely in cash by wire transfer of immediately available funds.

7.            Conversion Rights.

Subject to Sections 3(c) and 3(e), the holders of the Series A Preferred Stock shall have the following rights and restrictions with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

(a)            Optional Conversion.  At the option of any Holder, any Series A Preferred Stock held by such Holder may be converted into Common Stock based on the applicable Conversion Price then in effect for the Series A Preferred Stock.  A Holder may convert Series A Preferred Stock into Common Stock pursuant to this paragraph at any time, and from time to time, after the Original Issue Date for the applicable shares of Series A Preferred Stock, by delivering to the Corporation a conversion notice (the “Optional Conversion Notice”), in the form attached hereto on Annex A, properly completed and duly executed, and the date any such Optional Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is an “Optional Conversion Date.”

(b)            Mandatory Conversion.

(i)            If (i) at any time after the Mandatory Conversion Commencement Date, the VWAP of the Common Stock for each Trading Day of any sixty (60) consecutive Trading Days (the “Mandatory Conversion Measuring Period”) following the Mandatory Conversion Commencement Date exceeds 250% of the Conversion Price (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction)(the “Mandatory Conversion Condition”) and provided that the VWAP of the Common Stock for each Trading Day following the expiration of the Mandatory Conversion Measuring Period through the Mandatory Conversion Date (as defined below) exceeds 225% of the Conversion Price (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction)(the “Secondary Mandatory Conversion Condition”) and (ii) no Equity Conditions Failure shall have occurred on any Trading Day during the Mandatory Conversion Measuring Period and through and until the Mandatory Conversion Date, the Corporation shall have the right, subject to the limitations applicable to any Holder set forth in Section 7(l), to require each Holder to convert all, or any whole number, of shares of Series A Preferred Stock, in each case as designated in the Mandatory Conversion Notice, into such number of fully paid, validly issued and nonassessable shares of Common Stock (as determined pursuant to Section 7(d)(i)) in accordance with this Section 7(b)(i) as of the Mandatory Conversion Date (a “Mandatory Conversion”).  The Corporation may exercise its right to require conversion under this Section 7(b)(i) by delivering, within not more than five (5) Trading Days following the end of such Mandatory Conversion Measuring Period, a written notice thereof by facsimile or overnight courier to all, but not less than all, of the holders of shares of Series A Preferred Stock and the Corporation’s transfer agent (the “Mandatory Conversion Notice” and the date all of the Holders received such notice is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall be irrevocable except with respect to a Mandatory Conversion Conditions Failure (as defined below).  The Mandatory Conversion Notice shall state: (i) the Trading Day selected for the Mandatory Conversion in accordance with this Section 7(b)(i), which Trading Day shall be the fifth (5th) Trading Day following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”); (ii) the aggregate number of shares of Series A Preferred Stock and any accrued and unpaid Series A Preferred Dividends thereon subject to Mandatory Conversion from such Holder and the other Holders pursuant to this Section 7(b)(i); (iii) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date; and (iv) that the Mandatory Conversion Condition has been satisfied at all times during the Mandatory Conversion Measuring Period, that the Secondary Mandatory Conversion Condition has been satisfied at all times during the period from the expiration of the Mandatory Conversion Measuring Period through its delivery of the Mandatory Conversion Notice and that no Equity Conditions Failure has occurred on any Trading Day during the Mandatory Conversion Measuring Period through its delivery of the Mandatory Conversion Notice.  The Corporation shall deliver to each Holder a certificate signed by the Chief Financial Officer of the Corporation (the “Mandatory Conversion Certification”) no later than 10:00 a.m., New York time, on the Mandatory Conversion Date, certifying that (I) on each day during the Mandatory Conversion Measuring Period the Mandatory Conversion Condition has been met, (II) on each day during the period commencing on the expiration of the Mandatory Conversion Measuring Period through the Mandatory Conversion Date the Secondary Mandatory Conversion Condition has been met and (III) on each day during the Mandatory Conversion Measuring Period through the Mandatory Conversion Date, there has been no Equity Conditions Failure; provided, that to the extent the Corporation is unable to deliver the foregoing Mandatory Conversion Certification (a “Mandatory Conversion Conditions Failure”), such Mandatory Conversion Certification shall instead state, unless such Holder waives any such conditions, that the conditions have not been met and that such Mandatory Conversion Notice is revoked and null and void; provided, further, that a failure by the Corporation to deliver a Mandatory Conversion Certification to such Holder on the Mandatory Conversion Date shall be deemed to be a Mandatory Conversion Conditions Failure.  Notwithstanding the foregoing, the Corporation may effect only one (1) Mandatory Conversion during any thirty (30) calendar day period.  If there is a Mandatory Conversion Conditions Failure after the delivery by the Corporation of the Mandatory Conversion Notice Date and prior to the Mandatory Conversion Date, the Corporation shall promptly deliver to each Holder a notice of such Mandatory Conversion Conditions Failure and each Holder shall have the right to either (I) waive the Mandatory Conversion Conditions Failure, in which case the Corporation shall complete the Mandatory Conversion in accordance with this Section 7(b), or (II) elect that the conversion of such Holder’s shares of Series A Preferred Stock pursuant to the Mandatory Conversion not occur.  Notwithstanding anything herein to the contrary, at any time prior to the time when a Mandatory Conversion is paid in full, each Holder may convert, in whole or in part, any whole number of shares of Series A Preferred Stock that is subject of a Mandatory Conversion Notice.  Any Conversion Notice in connection with such conversion, to the extent it is not intended to reduce the number of shares of Series A Preferred Stock that is subject to the applicable Mandatory Conversion Notice, shall specify as much in such Conversion Notice.  If not otherwise specified in the Conversion Notice, all shares of Series A Preferred Stock converted by such Holder after the Mandatory Conversion Notice Date shall reduce such Holder’s shares of Series A Preferred Stock to be converted on the Mandatory Conversion Date.  The mechanics of conversion set forth in Section 7(d) shall apply to any Mandatory Conversion as if the Corporation and the Corporation’s transfer agent had received from each Holder on the Mandatory Conversion Date a Conversion Notice with respect to the shares of Series A Preferred Stock being converted pursuant to the Mandatory Conversion.  For the avoidance of doubt, upon any Mandatory Conversion of any shares of Series A Preferred Stock, the Common Stock delivered in connection with such Mandatory Conversion shall be accompanied by the payment to the Holder of the Conversion Dividends, in accordance in Section 7(d), with respect to the shares of Series A Preferred Stock being converted in accordance with this Section 7(b) as if such Mandatory Conversion Date was a “Dividend Payment Date” for all purposes hereunder.

(ii)           Pro Rata Mandatory Conversion Requirement.  If the Corporation elects to cause a conversion of any shares of Series A Preferred Stock pursuant to Section 7(b)(i), then it must simultaneously take the same action in the same proportion with respect to all holders of shares of Series A Preferred Stock, subject, however, to the limitations set forth in Section 3(c) and 7(l).  If the Corporation elects a Mandatory Conversion pursuant to Section 7(b)(i) with respect to less than all of the number of shares of Series A Preferred Stock then outstanding, then the Corporation shall require conversion of shares of Series A Preferred Stock from each of the Holders equal to the product of (i) the aggregate shares of Series A Preferred Stock which the Corporation has elected to cause to be converted pursuant to Section 7(b)(i), multiplied by (ii) such Holder’s Pro Rata Portion (such fraction with respect to each such holder is referred to as its “Mandatory Conversion Allocation Percentage”, and such amount with respect to each Holder is referred to as its “Pro Rata Mandatory Conversion Amount”).  In the event that the initial holder of any shares of Series A Preferred Stock shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Mandatory Conversion Allocation Percentage and the Pro Rata Mandatory Conversion Amount.

(iii)          From and after the Mandatory Conversion Date, all rights of any Holder shall automatically cease and terminate with respect to any shares of Series A Preferred Stock so converted into Common Stock on the Mandatory Conversion Date, and all shares of Series A Preferred Stock so converted shall automatically be cancelled and shall no longer be outstanding.

(c)            Conversion Price.  The conversion price for the Series A Preferred Stock shall initially be $1.02488 (the “Conversion Price”).  Such initial Conversion Price shall be adjusted from time to time in accordance with Sections 7(e) and (f).  All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(d)            Mechanics of Conversion.

(i)            The number of shares of Common Stock issuable upon any conversion of shares of Series A Preferred Stock hereunder shall equal the quotient of (x) the product of (A) the Stated Value (as adjusted for any stock split of the Series A Preferred Stock, stock combination of the Series A Preferred Stock or other similar transaction of the Series A Preferred Stock) multiplied by, (B) the number of shares of Series A Preferred Stock to be converted, divided by, (y) the Conversion Price on the Optional Conversion Date or the Mandatory Conversion Date, as applicable.  The Corporation shall pay each Holder of shares of Series A Preferred Stock being converted pursuant to either Section 7(a) or (b) the amount of any accrued but unpaid dividends on such shares of Series A Preferred Stock held by such Holder and being converted through the Optional Conversion Date or Mandatory Conversion Date, as applicable (the “Conversion Dividends”), in a manner consistent with the provisions governing the payment of Series A Preferred Dividends set forth in Section 3 of this Certificate of Designations; provided, however, if any Mandatory Conversion would cause less than eighty-five percent (85%) of the Series A Preferred Stock purchased under the Purchase Agreement to remain outstanding, then, as a condition to such Mandatory Conversion, the Corporation shall be obligated to pay, in cash, to the Holders all then-outstanding accrued but unpaid dividends on all of the outstanding shares of Series A Preferred Stock (including, for the avoidance of doubt, any Series A Preferred Dividends applicable to shares of Series A Preferred Stock that the Corporation has elected to accrue pursuant to Section 3(b) and any Series A Preferred Dividends that have accrued thereon).

(ii)           Upon conversion of any shares of Series A Preferred Stock, the Corporation shall promptly (but in no event later than three (3) Trading Days after the Optional Conversion Date or Mandatory Conversion Date, as applicable) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion.  The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date.  The Corporation shall issue such Underlying Shares in the same manner as dividend payment shares are issued pursuant to Section 3(g) above.

(iii)          The Holder shall not be required to deliver the original certificate(s) evidencing the Series A Preferred Stock being converted in order to effect a conversion of such Series A Preferred Stock hereunder.  Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series A Preferred Stock; provided that the cancellation of the original certificate(s) shall not be deemed effective until a certificate for such Underlying Shares is delivered to the Holder, or the Holder or its designee receives a credit for such Underlying Shares to its balance account with the DTC through its Deposit Withdrawal Agent Commission System.  Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred Stock.

(iv)          The Holder shall surrender to the Corporation or its transfer agent the original certificate(s) held by such Holder evidencing the shares of Series A Preferred Stock being converted within thirty (30) days after the conversion, provided, that the Holder’s failure to so deliver the original certificate(s) shall not affect the validity of such conversion or any of the Corporation’s obligations under this Certificate of Designations.

(v)           The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of shares of Series A Preferred Stock in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, or the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination.

(vi)          If by the fifth (5th) Trading Day after a Conversion Date the Corporation fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a) or (b), then the Holder will have the right to rescind such conversion.

(vii)         If by the third (3rd) Trading Day after a Conversion Date the Corporation fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a) or (b), and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall either, at the election of such Holder: (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(e)            Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 7(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares provided for elsewhere in this Section 7 or a Fundamental Transaction), in any such event each Holder shall then have the right to convert Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)            Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, if the Series A Preferred Stock is then convertible pursuant to this Section 7, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder so requesting at the Holder’s address as shown in the Corporation’s books.  Failure to request or provide such notice shall have no effect on any such adjustment.

(h)            Notices of Record Date.  Upon any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to (i) receive any dividend, distribution or other right, or (ii) vote upon any Liquidation Event or Fundamental Transaction, the Corporation shall mail to each Holder at least 10 days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (provided that such information shall be provided as soon as reasonably practicable in the event that such information is not required to be delivered by the Corporation to the public prior to or as of such 10-day period) a notice specifying (A) the date on which any such record is to be taken for the purpose of such notice of meeting and a description of the matters to be acted on at such meeting, (B) the date on which any such record is to be taken for the purpose of such notice or dividend or distribution and a description of such dividend or distribution, (C) the date on which any such Liquidation Event is expected to become effective, and (D) in the case of a Fundamental Transaction, a notice signed by an officer of the Corporation setting forth the consideration to be received by the Holder from the purchaser or to be distributed to the Holder by the Corporation, as applicable, on a per share basis (i) without conversion of the Series A Preferred Stock into Common Stock and (ii) assuming conversion of all Series A Preferred Stock into Common Stock.

(i)            Fractional Shares.  The Corporation shall not be required to issue or cause to be issued fractional shares of Common Stock on conversion of Series A Preferred Stock.  Subject to Section 7(l), if any fraction of a Common Stock would, except for the provisions of this Section, be issuable upon conversion of Series A Preferred Stock, the number of shares of Common Stock to be issued will be rounded down to the nearest whole share, and the Corporation shall, in lieu of issuing any fractional share, pay an amount of cash equal to the product of such fraction multiplied by the Conversion Price on the date of conversion (each such payment in cash, the “Fractional Cash Payment”).

(j)            Payment of Taxes.  The Corporation will pay all documentary, stamp, transfer (but only in respect of the registered Holder thereof) and other similar taxes that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

(k)            Restrictions. Notwithstanding anything else set forth in this Section 7 to the contrary, the Corporation shall not be required to pay any Fractional Cash Payments pursuant to Section 7(i) to any Holder if the payment of such Fractional Cash Payments would cause the Corporation to violate any applicable law or regulation or order. The Corporation shall pay any Fractional Cash Payments owed by it but that it did not pay pursuant to the immediately preceding sentence on the date that is on or before the day that is five (5) days after the Corporation is first able to pay such Fractional Cash Payments without violating any applicable law or regulation or order.

(l)            Limitations on Conversion.

(i)            Notwithstanding anything herein to the contrary, in no event shall a Holder be entitled to convert any portion of the Series A Preferred Stock so held by such Holder in excess of that portion upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through ownership of the unconverted shares of Series A Preferred Stock or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of that portion of the Series A Preferred Stock with respect to which the determination of this proviso is being made or issuable as a Series A Preferred Dividend to the extent the Corporation desires to pay a Series A Preferred Dividend in Common Stock, would result in beneficial ownership by such Holder and its Affiliates of more than 9.99% of the then outstanding shares of Common Stock (the “Threshold Percentage”).  For purposes of this Section 7(l), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  Any Holder may waive the limitations set forth herein by sixty-one (61) days written notice to the Corporation.

(ii)           Notwithstanding the provisions of Section 7(l)(i), the Holder shall have the right at any time and from time to time, to waive the provisions of this Section 7 insofar as they relate to the Threshold Percentage by written instrument delivered to the Corporation, but any such waiver will not be effective until the 61st day after such notice is delivered to the Corporation.

8.            Redemption.

(a)            Each Holder shall have the right to require the Corporation to redeem all or any portion of its outstanding shares of Series A Preferred Stock at any time, and from time to time, after August 5, 2017, by delivering written notice (the “Optional Redemption Notice”) thereof to the Corporation, which shall specify (i) the number of shares of Series A Preferred Stock to be redeemed and (ii) the date on which the Holder’s optional redemption shall occur, which date shall be not less than thirty (30) Business Days from the date the Corporation receives the Optional Redemption Notice (such date hereinafter referred to as the “Optional Redemption Date”).  On the Optional Redemption Date, the shares of Series A Preferred Stock specified in the Optional Redemption Notice shall be redeemed by the Corporation at a price per share equal to the sum of (A) one hundred percent (100%) of the Stated Value per share of such Series A Preferred Stock (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus (B) 100% of all accrued but unpaid dividends on such Series A Preferred Stock (including, for the avoidance of doubt, any Series A Preferred Dividends applicable to such share of Series A Preferred Stock that the Corporation has elected to accrue pursuant to Section 3(b) and any Series A Preferred Dividends that have accrued thereon), in each case as of the Optional Redemption Date, in cash to the Holder thereof (the “Optional Redemption Price”).

(b)            If the funds of the Corporation legally available to redeem shares of Series A Preferred Stock on the Optional Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date or the Corporation is otherwise prohibited from redeeming the total number of such shares, the Corporation shall (i) take any action necessary or appropriate, to the extent permissible under applicable law and reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A Preferred Stock required to be so redeemed, including to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation to create sufficient surplus to make such redemption, and (ii) in any event, use any funds legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full.  In the event that any shares of Series A Preferred Stock required to be redeemed pursuant to this Section 8 are not redeemed and continue to be outstanding, (A) such shares shall continue to be entitled to dividends thereon as provided in Section 3 until the date on which the Corporation actually redeems such shares, and (B) such event shall constitute a Breach Event.

(c)            If any shares of Series A Preferred Stock are not redeemed for any reason when required pursuant to this Section 8, on the Optional Redemption Date all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Optional Redemption Price and any dividend accruing after the Optional Redemption Date with respect to such unredeemed shares, at an aggregate rate per annum equal to the prime corporate rate announced from time to time at the end of each calendar month by the Wall Street Journal plus ten percent (10%) (increased by one percent (1%) at the end of each six (6) month period thereafter up to a maximum of 19% until the Optional Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded monthly; provided that in no event shall such interest exceed the Maximum Permitted Rate.  In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the Optional Redemption Date to the extent permitted by law.

(d)            Each Holder of Series A Preferred Stock to be redeemed pursuant to this Section 8 shall surrender to the Corporation the certificate or certificates representing such shares within three (3) Business Days after such Holder’s receipt of the Optional Redemption Price and all other amounts due to such Holder pursuant to this Section 8, in the manner and at the place designated by the Corporation.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued to the Holder by the Corporation representing the unredeemed shares.

(e)            In addition to the redemption rights of the Holders set forth in this Certificate of Designations, (y) the Holders are entitled to exercise the optional redemption rights set forth in Section 4.6(c) of the Purchase Agreement and (z) the Series A Preferred Stock shall be redeemed upon consummation of a Permitted Transaction in accordance with Section 6(g) of this Certificate of Designations.

9.            Board Rights.  On the Closing Date and for so long as at least fifteen percent (15%) of the Series A Preferred Stock purchased under the Purchase Agreement remains outstanding, the Board shall consist of eight (8) directors, unless the Majority Holders agree otherwise or as otherwise provided in Section 10(b)(ii) of this Certificate of Designations.  Subject to Section 10(b)(ii) of this Certificate of Designations, for so long as at least eighty-five percent (85%) of the Series A Preferred Stock purchased under the Purchase Agreement remains outstanding, the Majority Holders shall have the exclusive right, voting separately as a class, to elect two (2) directors to the Board (the “Series A Directors”) and, to the extent permitted by applicable stock exchange rules (provided that the Corporation shall have used its best efforts to obtain a waiver or consent from the applicable stock exchange to permit such action), at least one (1) of such Series A Directors shall be appointed to any committee thereof (including the compensation committee, the audit committee and the nominating/governance committee).  In addition, one of the Series A Directors (as determined by the Majority Holders) shall be appointed to the special committee of the Board charged with approving any settlement or any other agreement with the estate of ReiJane Huai.  Subject to Section 10(b)(ii) of this Certificate of Designations, the number of Series A Directors shall be reduced to one at such time as less than eighty-five percent (85%) but greater than fifteen percent (15%) of the Series A Preferred Stock purchased under the Purchase Agreement remains outstanding.  The Series A Directors shall each be elected by the affirmative vote of the Majority Holders of record either at a meeting of stockholders at which directors are elected, a special meeting of holders of Series A Preferred Stock or by written consent without a meeting in accordance with the General Corporation Law of the State of Delaware.  Any vacancy in the position of any Series A Director may be filled only by the holders of the Series A Preferred Stock, unless the holders of Series A Preferred Stock no longer have the exclusive right to elect such Series A Director in accordance with Section 9 of this Certificate of Designations.  Any Series A Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series A Preferred Stock called for such purpose, or by the written consent, of the Majority Holders of record and any vacancy created by such removal may also be filled at such meeting or by such consent of the Majority Holders of record subject to the conditions of the immediately preceding sentence.

10.            Breach Events and Breach Event Redemption.

(a)            A “Breach Event” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation):

(i)            any provision of any Transaction Document, at any time after the Original Issue Date, and for any reason other than as permitted thereunder, ceases to be in full force and effect in any material respect (for the avoidance of doubt, the representations and warranties made by the Corporation in Section 3.1 of the Purchase Agreement speak only as of the date of the Purchase Agreement and as of the Closing Date) or the Corporation purports to revoke, terminate or rescind any Transaction Document;

(ii)           any default in any payment obligations in respect of any Series A Preferred Stock or any other payment obligation of the Corporation pursuant to any Transaction Document, as and when the same become due and payable pursuant to this Certificate of Designations or the applicable Transaction Document (including, for purposes of clarity, in the case any payments contemplated to be made pursuant to Sections 3, 6, 7 and 8 are not made because they are deemed to be legally prohibited), and such payment shall not have been made within ten (10) Business Days of the date such payment is due pursuant to the applicable Transaction Document;

(iii)          the Corporation or any Subsidiary defaults in any of its covenants or other obligations in respect of any Indebtedness in an amount exceeding $1,000,000, whether such Indebtedness now exists or is hereafter created, and any such default is not cured within the greater of (x) the time permitted by such agreements, or (y) 30 days, other than pursuant to a good faith dispute relating to such Indebtedness;

(iv)          the Corporation or any Subsidiary is in default under or has breached any provision of any Contract (which default or breach is not cured within the applicable cure period set forth in such Contract) and such breach or default individually or, when taken together with all other breaches or defaults under any other Contracts to which the Corporation or any Subsidiary is a party (after giving effect to any applicable cure periods), in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect;

(v)           there is entered against the Corporation or any Significant Subsidiary (A) a final judgment or order or settlement by a court of competent jurisdiction for the payment of money in an aggregate amount exceeding $1,000,000, except to the extent such amounts have been paid to or on behalf of the Corporation or such Significant Subsidiary by its respective insurer(s), or (B) any one or more non-monetary final judgments by a court or courts of competent jurisdiction that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vi)          any change, event or circumstance occurs that has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(vii)         the occurrence of any Fundamental Transaction (other than a Permitted Transaction) which is not approved by the Majority Holders;

(viii)        the occurrence of any Triggering Event;

(ix)          the occurrence of any Bankruptcy Event; or

(x)            the breach by the Corporation of any of the following provisions of the Purchase Agreement: Section 4.3, 4.5, 4.6, 4.9, 4.10(a)(i), 4.10(a)(iv)(ii)(B), 4.10(a)(iv)(iv), 4.10(a)(v), 4.10(b) (other than Section 4.10(b)(vi)), 4.13 and 4.21;

(xi)          the breach by the Corporation of any one of the following provisions of the Purchase Agreement to the extent any such breach has had or could reasonably be expected to result in, individually or, when taken together with all other breaches of any of the following provisions of the Purchase Agreement, in the aggregate, (x) a Material Adverse Effect, (y) a material adverse impact on the Preferred Stock and/or the rights of the Holders or (z) an impact on the Holders in a disproportionate manner than other holders of the Corporation’s capital stock: Section 4.10(a)(ii), Section 4.10(a)(iv)(i), Section 4.10(a)(iv)(ii)(A), Section 4.10(a)(iv)(iii), Section 4.10(a)(vi) and Section 4.10(b)(vi);

(xii)         the breach by the Corporation of (A) of any of its representations and warranties set forth in Section 3.1(g) of the Purchase Agreement, except for any breach of the Corporation’s representations and warranties set forth in Section 3.1(g) of the Purchase Agreement that, when taken together with all other breaches of the Corporation’s representations and warranties set forth in Section 3.1(g) of the Purchase Agreement, is de minimis in nature with respect to the number of outstanding shares of stock, the number of outstanding Options and the exercise and conversion price of any Options or (B) Section 4.12 of the Purchase Agreement that, when aggregated with respect to all breaches of Section 4.12 of the Purchase Agreement, relate to Losses in excess of $2,500,000;

(xiii)        the Corporation amends any Contract with a customer or other third party to accelerate  payments due and owing to it from such customer or third party for the express purpose of satisfying Section 10(a)(xiv) of this Certificate of Designations;

(xiv)        the Corporation fails to achieve, for two (2) consecutive quarters, at least seventy-five percent (75%) of any of its quarterly targets for revenue, EBITDA, cash or net working capital as set forth in the Corporation’s quarterly plan that is set annually by the Board (the Corporation’s Board approved quarterly targets for revenue, EBITDA, cash and net working capital for the Corporation’s fiscal year ending December 31, 2014 are set forth in the side letter delivered to Hale Capital on the Closing Date); or

(xv)         the restatement of any financial statements of the Corporation or any Significant Subsidiary.

(b)            Upon the occurrence of any Breach Event,:

(i)            each Holder may elect by written notice to the Corporation, to require the Corporation to repurchase any outstanding shares of Series A Preferred Stock held by such Holder at a price per share equal to the greater of (A) the Series A Preferred Stock Liquidation Preference; and (B) the product of (y) that number of shares of Common Stock into which such share of Series A Preferred Stock (and all accrued but unpaid dividends with respect thereto) is then convertible (without giving effect to any limitations on conversion contained herein), multiplied by (z) the Closing Bid Price as of the date of the occurrence of such Breach Event, payable in cash; and

(ii)            for so long as at least fifteen percent (15%) of the Series A Preferred Stock purchased under the Purchase Agreement remains outstanding prior to a Breach Event, if in connection with such Breach Event the Corporation is in default under or has breached any provision of any Transaction Document in respect of its obligations to redeem any shares of Series A Preferred Stock, upon the affirmative vote or by written consent of the Majority Holders, and without further action by any Holders, the number of directors constituting the Board shall automatically be increased by a number sufficient to cause such additional directors, when taken together with the then-existing Series A Directors, to constitute a majority of the Board.  The Holders, voting as a single class to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, shall elect such additional directors.  For the avoidance of doubt, such additional directors, when taken together with the then-existing Series A Directors, shall constitute a majority of the Board.  The period beginning on the date any Breach Event occurs and ending on the date upon which all shares of Series A Preferred Stock required to be redeemed pursuant to Section 10(b)(i) are so redeemed is referred to herein as the “Voting Period.”  As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the Holders to be held not more than 20 days after the date of mailing of notice of such meeting.  If the Corporation fails to send a notice, any such Holder may call the meeting on like notice.  The record date for determining those Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) Business Day preceding the day on which such notice is mailed or as otherwise required by applicable law.  At any such special meeting and at each meeting of such Holders held during a Voting Period at which directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), the Majority Holders, voting together as a single class to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, shall be entitled to elect the number of directors prescribed in this Section 10(b)(ii), and each share of Series A Preferred Stock held by a Holder shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders’ consent).  The terms of office of all persons who are incumbent directors of the Corporation at the time of a special meeting of the Holders (or any action by written consent in lieu of a meeting of stockholders) to elect such additional directors shall continue, notwithstanding the election at such meeting or pursuant to such written consent of the additional directors that such Holders are entitled to elect, and the additional directors so elected by such Holders, together with such incumbent directors, shall constitute the duly elected directors of the Corporation.  Simultaneously with the termination of the Voting Period, the terms of office of the additional directors elected by the Holders under this Section 10(b)(ii) shall terminate, such incumbent directors shall constitute the directors of the Corporation, the number of directors constituting the Board shall automatically be decreased so that the number equals the number immediately prior to the increase pursuant to this Section 10(b)(ii) and the rights of the Holders to elect directors pursuant to this Section 10(b)(ii) shall cease.

(c)            If any payments are not made for any reason when required pursuant to this Section 10, the Corporation shall pay interest on all amounts due under this Section 10, at an aggregate rate per annum equal to the prime corporate rate announced from time to time at the end of each calendar month by the Wall Street Journal plus ten percent (10%) (increased by one percent (1%) at the end of each six (6) month period thereafter up to a maximum of 19% until all such payments have been made, and any interest thereon, are paid in full), with such interest to accrue daily in arrears and to be compounded monthly; provided that in no event shall such interest exceed the Maximum Permitted Rate.  In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the date such payment and/or delivery is due to the extent permitted by law.

11.            Replacement Certificates.  If any certificate evidencing Series A Preferred Stock, or Common Stock deliverable pursuant to this Certificate of Designations, is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

12.            Reservation of Common Stock.  The Corporation shall, at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of shares of Common Stock which are then issuable and deliverable pursuant to this Certificate of Designations, in each case free from preemptive rights or any other contingent purchase rights of Persons other than the Holders.  All shares of Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue Underlying Shares as required hereunder, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

13.            Notices.  Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via electronic facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 4:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be: (i) if to the Corporation, to the address therefor set forth in the Purchase Agreement, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 13.

14.            Voting Rights.  In addition to the rights provided by law and otherwise provided in this Certificate of Designations, the Holder shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class (including without limitation with respect to any matter relating to a Fundamental Transaction, any amendment of the Certificate of Incorporation, any increase or decrease in the number of authorized shares of Common Stock of the Corporation or any other matter subject to the vote or consent of the holders of Common Stock), and, except as specifically required by applicable law or in the event the Corporation enters into a Fundamental Transaction with Hale Capital or any Affiliate of Hale Capital and the Board in its exercise of its fiduciary duties determines that a separate vote of the Common Stock is required, in no event shall the holders of the Common Stock vote as a separate class from the Series A Preferred Stock on any matter.  With respect to the voting rights of the Holders pursuant to the preceding sentence, each Holder shall be entitled to one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Series A Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote, subject to the limitations set forth in Sections 3(c) and 3(e) prior to receipt of Stockholder Approval and assuming a conversion price equal to $1.23 (subject to adjustment from time to time for stock splits, stock dividends, stock combinations and similar events, as applicable, with respect to the Common Stock).

15.            Actions Prohibited by Law.  To the extent the Corporation is prohibited by law from taking any action specified in this Certificate of Designations, the Corporation shall, upon the request of the Majority Holders, in addition to any other requirements of this Certificate of Designations, take such actions as may be reasonably requested by the Majority Holders to implement a valid and enforceable provision that is a reasonable substitute for the prohibited provision in order to give the maximum effect to the intent of the Corporation and the Holders (the “Amended Provision”).  The Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to cause this Certificate of Designations to be amended to include the Amended Provision.

16.            Miscellaneous.

(a)            The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)            No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and the Majority Holders.  Any of the rights of the Holders set forth herein may be waived by the affirmative vote or by written consent of the Majority Holders, except that each Holder may waive its own rights as provided in this Certificate of Designations.  No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed as of this 16th day of September, 2013.

FALCONSTOR SOFTWARE, INC.

By:	/s/ Gary Quinn
	Name:	Gary Quinn
	Title:	President and CEO

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER
TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, represented by stock certificate No(s). ___________, into shares of common stock, par value $0.001 per share (the “Common Stock”), of FalconStor Software, Inc., a Delaware corporation (the “Corporation”), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series A Preferred Stock owned prior to Conversion:
Number of shares of Series A Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Address for delivery of physical certificates:
or for DWAC Delivery: DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title:
Date:

A-1